Exhibit 10.24

BASE SALARIES OF EXECUTIVE OFFICERS OF THE REGISTRANT

As of March 15, 2007, the following are the base salaries (on an annual basis) of the executive officers of Iomega Corporation:

Jonathan S. Huberman	$500,000
Vice Chairman and Chief Executive Officer
Thomas D. Kampfer	$300,000
President, Chief Operating Officer and Interim Chief Financial Officer
Preston S. Romm	$270,000
Vice President, Finance and Chief Financial Officer